UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 26, 2006

VIGNETTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-25375	74-2769415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 South MoPac Expressway, Suite 100 Austin, Texas 78746

(Address of principal executive offices, including zip code)

(512) 741-4300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

As previously announced on October 17, 2006, Vignette Corporation (the “Company”) appointed Alex Shootman as Senior Vice President of Sales and Services effective as of October 23, 2006.

Mr. Shootman will receive an annual salary of $275,000 and will be eligible to receive annual performance-based bonuses with an aggregate annual target amount of $225,000 as follows: (a) Mr. Shootman will be eligible to participate in an executive performance bonus plan with an annual target bonus amount of $125,000 to be paid on a semi-annual basis on attainment of individual and Company performance goals; and (b) Mr. Shootman will be eligible to receive a sales and service bonus with an annual target of $100,000 to be paid semi-annually based on the Company’s attainment of license revenue and service margin goals. Mr. Shootman will have a guaranteed bonus of $50,000 for the fourth quarter of 2006 and a guaranteed minimum bonus for the first half of 2007 of $50,000. In the event Mr. Shootman is terminated by the Company without cause or resigns for good reason, then Mr. Shootman will receive severance payments in the amount of 12 months of his base salary. In the event such termination occurs in the first 12 months of his employment, Mr. Shootman would also receive 50% of his target executive performance bonus.

Mr. Shootman will be granted the following stock options (the “Options”): (a) an option to purchase 100,000 shares of the Company’s common stock with a four year vesting schedule with 25% of the shares subject to this Option to become vested on the first anniversary date of the grant and the remainder to vest quarterly thereafter at a rate of 6.25% per quarter; and (b) an option to purchase 50,000 shares of the Company’s common stock with a four year vesting schedule with up to 25% of the shares subject to this Option to become vested annually based on certain annual Company revenue and margin performance criteria . Mr. Shootman will be awarded a restricted stock grant of 25,000 shares (the “Restricted Stock”). 5,000 shares will vest on the first anniversary of the grant date, 5,000 shares will vest on the second anniversary of the grant date and the remaining 15,000 shares will vest on the third anniversary of the grant date.

In addition, Mr. Shootman will receive a signing bonus of $100,000, payable no later than January 30, 2007. In the event that Mr. Shootman voluntarily terminates his employment with the Company other than for good reason within 24 months of the effective date of his employment with the Company, $65,000 of the signing bonus shall be repaid to the Company.

Mr. Shootman also will be reimbursed for relocation expenses up to a maximum of $150,000 (net of related income taxes on such reimbursement amount), subject to full repayment in the event Mr. Shootman voluntarily terminates his employment with the Company within 24 months of his final move to Austin, Texas.

Mr. Shootman’s offer letter, Option agreements and Restricted Stock agreement will be filed as material contracts with the Company’s next periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIGNETTE CORPORATION

Date: October 31, 2006	By:	/s/ T. Patrick Kelly
T Patrick Kelly
Chief Financial Officer